EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212) 720-4254

FOOT LOCKER, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

•	First Quarter Sales Decreased 3.6 Percent
•	First Quarter Net Income is $0.11 Per Share
•	Second Quarter EPS Expected to be $0.15 to $0.20
•	Full Year EPS Guidance of $1.15 to $1.25
•	Company Maintains Strong Financial Position

NEW YORK, NY, May 23, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended May 5, 2007.

Financial Results

Net income for the Company’s first quarter ended May 5, 2007 was $17 million, or $0.11 per share, as compared with $59 million, or $0.38 per share, last year. Last year’s results benefited by $1 million, or $0.01 per share, from a cumulative effect of accounting change related to the Company’s required adoption of SFAS 123(R).

First quarter sales decreased 3.6 percent to $1,316 million, as compared with sales of $1,365 million for the corresponding prior year period. Excluding the effect of foreign currency fluctuations, total sales for the 13-week period decreased 5.3 percent. First quarter comparable-store sales decreased 5.1 percent.

“Our first quarter financial results reflected a weak performance in each of our U.S. businesses partially offset by a solid profit increase at our international operations,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Because of the disappointing sales at our U.S. stores, we increased our promotional posture to help clear older goods and reduce inventory levels. As a result, our gross margin in our U.S. store businesses fell significantly short of our plan.”

Mr. Serra continued, “While we are seeing signs of improvement in our U.S. store businesses, we believe it is prudent to more-conservatively plan our business for the balance of 2007. Therefore, for our second fiscal quarter, we currently expect earnings to be in the range of $0.15 to $0.20 per share. This forecast includes higher markdowns than last year to ensure that our inventory is well-positioned for the fall season. We currently expect that our earnings for the full year will be in the range of $1.15 to $1.25 per share.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Store Base Update

During the first quarter, the Company opened 61 new stores; remodeled/relocated 65 stores and closed 73 stores. At May 5, 2007, the Company operated 3,930 stores in 20 countries in North America, Europe and Australia. The store openings include 31 new Footquarters stores, the Company’s new value-based footwear chain. In addition, three additional Foot Locker franchised stores were operating in the Middle East.

Financial Position

The Company continued to strengthen its financial position while also redeploying its strong cash flow with a goal of enhancing shareholder value. At the end of the first quarter, the Company’s cash position, net of debt, was $183 million, an $85 million improvement from the same time last year. The Company’s cash and short-term investments totaled $418 million, while its total debt was $235 million. During the first quarter, the Company paid out $19 million in shareholder dividends and repurchased 1.2 million shares of its common stock for $26 million.

The Company is hosting a live conference call at 10:00 a.m. (EDT) on Thursday, May 24, 2007 to discuss these results and provide guidance with regard to its earnings outlook for 2007. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Thursday, May 31, 2007.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended May 5, 2007 and April 29, 2006
(In millions, except per share amounts)

	First Quarter	First Quarter
	2007	2006
Sales	$1,316	$1,365

Cost of sales	956	946
Selling, general and administrative expenses	290	283
Depreciation and amortization	43	43
Interest expense, net	---	1
	1,289	1,273
Income before income taxes and cumulative effect of
accounting change	27	92
Income tax expense	10	34
Income before cumulative effect of accounting change	17	58
Cumulative effect of accounting change, net of income tax	---	1
Net income	$17	$59

Diluted EPS:
Income before cumulative effect of accounting change	$0.11	$0.37
Cumulative effect of accounting change	---	0.01
Net income	$0.11	$0.38

Weighted-average diluted shares outstanding	156.5	156.7

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	May 5,	April 29,
	2007	2006
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$418	$370
Merchandise inventories	1,490	1,403
Other current assets	265	172
	2,173	1,945

Property and equipment, net	659	674
Deferred tax assets	118	159
Other assets	455	472
	$3,405	$3,250

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$403	$380
Accrued and other liabilities	252	226
	655	606

Long-term debt and obligations under capital leases	221	272
Other liabilities	234	301
SHAREHOLDERS’ EQUITY	2,295	2,071
	$3,397	$3,250

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	May 5,	April 29,	April 30,
	2007	2006	2005
Foot Locker U.S.

Number of stores	1,332	1,365	1,403
Gross square footage	5,391	5,498	5,705
Selling square footage	3,179	3,251	3,337

Footaction
Number of stores	375	365	350
Gross square footage	1,748	1,721	1,685
Selling square footage	1,076	1,063	1,049

Lady Foot Locker
Number of stores	553	546	555
Gross square footage	1,234	1,220	1,242
Selling square footage	697	685	696

Kids Foot Locker
Number of stores	332	320	336
Gross square footage	800	777	812
Selling square footage	479	465	484

Champs Sports
Number of stores	574	555	566
Gross square footage	3,127	3,037	3,149
Selling square footage	2,134	2,090	2,160

Footquarters
Number of stores	31	---	---
Gross square footage	182	---	---
Selling square footage	164	---	---

Foot Locker International
Number of stores	733	726	718
Gross square footage	2,125	2,081	2,058
Selling square footage	1,090	1,083	1,094

Total Stores Operated
Number of stores	3,930	3,877	3,928
Gross square footage	14,607	14,334	14,651
Selling square footage	8,819	8,637	8,820

Total Franchised Stores
Number of stores	6	---	---
Gross square footage	18	---	---
Selling square footage	12	---	---

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